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EXHIBIT 99

ORIENT-EXPRESS HOTELS ANNOUNCES SECOND QUARTER NET EARNINGS UP 37%. RECOVERY IN DEMAND SEEN IN ALL MARKETS.

        Hamilton, Bermuda, August 4, 2004.    Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners of 45 deluxe hotel, restaurant, tourist train and river cruise properties (38 of which it manages) in 21 countries, today announced its results for the second quarter and six months ended June 30, 2004.

        For the quarter net earnings were $12.9 million ($0.38 per common share) on revenue of $104.2 million, an increase of 37% over net earnings of $9.4 million in the year earlier period. Earnings per common share were up 23% and revenue was up 13% over the second quarter of 2003.

        Net earnings for the six months were $8.3 million ($0.24 per common share) on revenue of $170.3 million, an increase of 22% over net earnings of $6.8 million in the year earlier period. Earnings per common share were up 9% and revenue was up 11% over the first six months of 2003.

        Mr. James B. Sherwood, Chairman, said that the company was experiencing a broad recovery of demand for all its products in all its markets. Although operating profits in Europe from hotels were slightly down, this was due to absence of the Hotel Quinta do Lago's earnings since that property was sold late in 2003. Operating profits from tourist trains, which are largely based in Europe, more than doubled from $2 million to $4.6 million in the quarter. The Madrid railway bombings in March impacted the Hotel Ritz in April but results were back to normal in June and July.

        He said that operating profits from North American hotels were up 33% to $4.7 million from $3.6 million in the prior year quarter while hotels in the rest of the world improved six-fold to $2.5 million from $0.4 million. Management and part-ownership interests were marginally ahead at $4.8 million vs. $4.6 million and restaurants were up 29% to $1.3 million from $1 million.

        "Operating profits of the Pansea hotels in southeast Asia have more than doubled in the first six months of this year from $0.4 million to $0.8 million partially due to the absence of the SARS epidemic which occurred in 2003. We do not consolidate Pansea results in our own except to the extent of interest earned on our convertible loan to that company. The important thing is that Pansea is building value for our ultimate acquisition," he said.

        Mr. Sherwood indicated that capital expenditure in existing properties is beginning to produce solid returns. "It currently appears that we will be able to complete the Hotel Caruso in Ravello, Italy in time for the summer season of 2005. A June, 2005 opening is planned".

        "The company is currently pursuing acquisitions in Europe, North America and southeast Asia, both in hotels and tourist trains and river cruising," he said.

        Mr. Simon M.C. Sherwood, President, said that average daily room rate of owned hotels in U.S. dollars was up 6% in the second quarter to $377 from $357 in the prior year period. Same store RevPAR in U.S. dollars was up 18% to $224 from $190 in the year earlier period. EBITDA margin for the quarter was 26% compared with 24% in the prior year period.

        He reviewed performance by region as follows:

        Europe.    EBITDA of owned hotels in Europe was $12.9 million compared with $13.9 million in the year earlier period. Absence of the Quinta do Lago property accounted for the entire difference. Italian hotels were about $1 million ahead of the prior year while minor weaknesses in other countries were an offset.

        North America.    EBITDA for the quarter of owned hotels in North America was $4.7 million compared with $3.6 million in the prior year period. The Windsor Court in New Orleans, La Samanna in St. Martin and Maroma in Mexico all contributed to the improved results.

        Southern Africa.    EBITDA of owned hotels was $0.2 million compared with a loss of $0.2 million in the prior year period. The Westcliff in Johannesburg accounted for the entire improvement, due partially to the new conference and banqueting center which was opened in the third quarter of 2003. The second quarter is low season for Cape Town and Botswana.

        South America.    EBITDA of owned hotels was strongly ahead at $2.1 million compared with $1.4 million in the prior year period. Both the Copacabana Palace in Rio de Janeiro and the Miraflores Park in Lima contributed to the increase.

        South Pacific.    EBITDA of owned hotels was $0.2 million compared with a $0.8 million loss in the second quarter of 2003. The strong improvement was shared by all three properties: The Observatory in Sydney, Lilianfels in Australia's Blue Mountains and Bora Bora Lagoon Resort in French Polynesia.

        Hotel management and part-ownership.    EBITDA was relatively flat at $4.8 million compared with $4.6 million in the prior year period. Improved results in Peru were offset by effects of the Madrid bombing on the Ritz in Madrid.

        Restaurants.    EBITDA from restaurants was $1.3 million compared with $1 million in the year earlier period. '21' Club in New York accounted for most of the improvement although Harry's Bar in London was also slightly ahead.

        Tourist trains and river cruises.    EBITDA in the quarter was $4.6 million compared with $2 million in the year earlier period. The Venice Simplon-Orient-Express in Europe and PeruRail accounted for most of the increase, although U.K. trains also showed good gains. The river cruise operation in Burma had a difficult season due to exceptionally low water which resulted in cancelled trips.

        Financial costs were flat year on year while depreciation in the quarter increased $0.5 million over the prior year period due to increased investment.

        "The forward booking position looks healthy and we are well on the way to recovering the ground lost since 2000. We see corporate business increasing with a greater demand for quality at a higher price. We are strengthening our sales and marketing organization to handle our increased number of properties and are investing in improved information technology to support this program," he concluded.

*    *    *

        Management believes that EBITDA (net earnings adjusted for interest, tax, depreciation and amortization) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial measure commonly used in the hotel and leisure industry. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

        This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, interest rate and currency value fluctuations, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and changes in construction schedules for expansion projects, shifting patterns of business travel and tourism and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the U.S. Securities and Exchange Commission.

*    *    *

        Orient-Express Hotels will conduct a conference call tomorrow, August 5, 2004 at 10.00 AM (EDT) which is accessible at 646 862 1156. A re-play of the conference call will be available until 5.00 PM (EDT) Friday, August 13, 2004 and can be accessed by calling 800-633-8284 (International dial-in #:1-402-977-9140) and entering reservation number 21203129. A re-play will also be available on the company's website: www.orient- express.com.

ORIENT-EXPRESS HOTELS LTD
Three Months Ended June 30, 2004
SUMMARY OF OPERATING RESULTS

	Three months ended June 30
$'000—except per share amount
	2004	2003
Revenue and earnings from unconsolidated companies
Owned hotels
—Europe	37,298	38,369
—North America	19,972	17,584
—Rest of World	17,431	12,605
Hotel management & part ownership interests	4,767	4,614
Restaurants	5,446	4,452
Trains & Cruises	19,255	14,298

Total(1)	104,169	91,922

Analysis of earnings:
Owned hotels
—Europe	12,936	13,907
—North America	4,714	3,552
—Rest of World	2,497	363
Hotel management & part ownership interests	4,767	4,614
Restaurants	1,272	986
Trains & Cruises	4,597	1,977
Central overheads	(3,607)	(2,978)

EBITDA	27,176	22,421
Depreciation & Amortization	(7,014)	(6,479)
Interest	(4,876)	(4,729)

Earnings before Tax	15,286	11,213
Tax	(2,375)	(1,794)

Net earnings on common shares	12,911	9,419

Earnings per common share, basic & diluted	0.38	0.31

Numbers of shares—millions	34.30	30.80

(1)
Comprises earnings from unconsolidated companies of $3,633,000 (2003: $2,668,000) and revenue of $100,536,000 (2003: $89,254,000).

ORIENT-EXPRESS HOTELS LTD
Three Months Ended June 30, 2004
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30
	2004	2003
Average Daily Rate (in U.S. dollars)
Europe	657	506
North America	317	300
Rest of World	215	213
Worldwide	377	357
Rooms Sold (thousands)
Europe	34	45
North America	39	35
Rest of World	44	32

Worldwide	117	112
RevPar (in U.S. dollars)
Europe	375	314
North America	229	204
Rest of World	114	83
Worldwide	225	194
			Change %
			Dollars	Local Currency
Same Store RevPAR (in U.S. dollars)
Europe	378	340	11%	1%
North America	236	204	16%	16%
Rest of World	114	83	38%	31%
Worldwide	224	190	18%	10%

ORIENT-EXPRESS HOTELS LTD
Six Months Ended June 30, 2004
SUMMARY OF OPERATING RESULTS

	Six months ended June 30
$'000—except per share amount
	2004	2003
Revenue and earnings from unconsolidated companies
Owned hotels
—Europe	49,134	50,971
—North America	39,461	36,854
—Rest of World	37,503	30,044
Hotel management & part ownership interests	7,684	7,022
Restaurants	10,138	8,190
Trains & Cruises	26,378	20,395

Total(1)	170,298	153,476

Analysis of earnings:
Owned hotels
—Europe	9,808	11,827
—North America	9,015	8,946
—Rest of World	8,089	5,494
Hotel management & part ownership interests	7,684	7,022
Restaurants	1,970	1,147
Trains & Cruises	4,341	1,218
Central overheads	(7,414)	(5,903)

EBITDA	33,493	29,751
Depreciation & Amortization	(13,969)	(11,943)
Interest	(9,856)	(9,700)

Earnings before Tax	9,668	8,108
Tax	(1,363)	(1,297)

Net earnings on common shares	8,305	6,811

Earnings per common share, basic & diluted	0.24	0.22

Numbers of shares—millions	34.30	30.80

(1)
Comprises earnings from unconsolidated companies of $5,928,000 (2003: $3,813,000) and revenue of $164,370,000 (2003: $149,663,000).

ORIENT-EXPRESS HOTELS LTD
Six Months Ended June 30, 2004
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Six months ended June 30
	2004	2003
Average Daily Rate (in U.S. dollars)
Europe	571	432
North America	346	339
Rest of World	236	227
Worldwide	351	327
Rooms Sold (thousands)
Europe	49	67
North America	73	70
Rest of World	91	79

Worldwide	213	216
RevPar (in U.S. dollars)
Europe	301	236
North America	236	232
Rest of World	130	105
Worldwide	205	179
			Change %
			Dollars	Local Currency
Same Store RevPAR (in U.S. dollars)
Europe	306	275	11%	0%
North America	246	233	6%	6%
Rest of World	130	103	26%	13%
Worldwide	205	181	13%	6%

ORIENT-EXPRESS HOTELS LTD
CONSOLIDATED AND CONDENSED BALANCE SHEETS
(UNAUDITED)

$'000	June 30 2004	December 31 2003
Assets
Cash	$58,032	$81,347
Accounts receivable	36,909	28,060
Due from related parties	11,062	10,737
Prepaid expenses and other	14,638	11,717
Inventories	27,053	26,115

Total current assets	147,694	157,976
Property plant & equipment, net book value	829,756	822,257
Investments	151,799	146,495
Goodwill	29,529	29,528
Other assets	16,686	12,969

	$1,175,464	$1,169,226

Liabilities and Shareholders' Equity
Working capital facilities	$52,763	$19,165
Accounts payable	24,855	18,830
Due to related parties	5,474	4,924
Accrued liabilities	42,351	40,409
Deferred revenue	19,583	12,617
Current portion of long-term debt and capital leases	65,904	51,271

Total current liabilities	210,930	147,216
Long-term debt and obligations under capital leases	440,167	502,917
Deferred income taxes	1,908	2,846
Minority interest	4,085	3,803
Shareholders' equity	518,374	512,444

	$1,175,464	$1,169,226

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ORIENT-EXPRESS HOTELS ANNOUNCES SECOND QUARTER NET EARNINGS UP 37%. RECOVERY IN DEMAND SEEN IN ALL MARKETS.
ORIENT-EXPRESS HOTELS LTD Three Months Ended June 30, 2004 SUMMARY OF OPERATING RESULTS
ORIENT-EXPRESS HOTELS LTD Three Months Ended June 30, 2004 SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS
ORIENT-EXPRESS HOTELS LTD Six Months Ended June 30, 2004 SUMMARY OF OPERATING RESULTS
ORIENT-EXPRESS HOTELS LTD Six Months Ended June 30, 2004 SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS
ORIENT-EXPRESS HOTELS LTD CONSOLIDATED AND CONDENSED BALANCE SHEETS (UNAUDITED)